Exhibit 5.1


August 20, 2003

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, Iowa 50266

Re: Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan

Ladies and Gentlemen:

In connection with the registration of 5,000,000 shares (the "Shares") of the Class A Common Stock without par value of FBL Financial Group, Inc., an Iowa corporation (the "Company"), being registered under the Securities Act of 1933, as amended, pursuant to a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement"), I have acted as counsel to the Company. The Shares may be sold by the Company from time to time in connection with the Company's Amended and Restated 1996 Class A Common Stock Compensation Plan.

For purposes of this opinion, I have made such investigations and examined such documents and questions of law as I deemed necessary and appropriate.

Based on the foregoing, I am of the opinion that the Shares, when sold, will be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to all references to me in the Registration Statement or the Prospectus included therein. I express no opinion in connection with the matters contemplated by the Registration Statement, and no opinion may be implied or inferred, except as expressly set forth herein.

                                           Respectfully submitted,

                                           /s/ Robert A. Simons

                                           Robert A. Simons
                                           Assistant General Counsel, Securities
                                           FBL Financial Group, Inc.



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